Exhibit 16.1

Chang G. Park, CPA, Ph. D.

t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (619) 422-1465

t E-MAIL changgpark@hmail.comt

October 23, 2007

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549

Dear Madams or Sirs:

I have read Item 4.01 of Form 8-K dated October 23, 2007, of Voyant International Corp., and are in agreement with the statements made with respect to information provided regarding Chang G. Park, CPA, Ph.D.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,

/s/ Chang Park
Chang G. Park, CPA, Ph.D.

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board